ASSET PURCHASE AGREEMENT


                                      Dated



                                 March 30, 1998


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                                TABLE OF CONTENTS


SECTION 1.            PURCHASE AND SALE OF ASSETS.......................1
         1.1.         Purchase and Sale of Assets.......................1
         1.2.         Intent of the Parties.............................5
         1.3.         Excluded Assets...................................5

SECTION 2.  ASSUMPTION OF LIABILITIES...................................5
         2.1.         Enumeration of Assumed Liabilities................5
         2.2.         Liabilities Not Assumed...........................6

SECTION 3.  PRICE AND PAYMENT...........................................8
         3.1.         Purchase Price....................................8
         3.2.         Method of Payment.................................9
         3.3.         Legended Certificates.............................9
         3.4.         Adjustments to Purchase Price.....................9

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF SELLER AND
                     SHAREHOLDERS......................................11
         4.1.         Organization.....................................11
         4.2.         Power and Authority..............................11
         4.3.         No Conflict......................................11
         4.4.         Required Government Consents.....................12
         4.5.         Required Contract Consents.......................12
         4.6.         Title to Property; Bulk Sales....................12
         4.7.         Condition of Property............................13
         4.8.         Inventory........................................13
         4.9.         Title to Intellectual Property...................13
         4.10.        Adequacy of Technical Documentation..............14
         4.11.        Contracts--General...............................14
         4.12.        Third-Party Components in Software Programs......15
         4.13.        Third-Party Interests or Marketing Rights
                              in Software Programs.....................15
         4.14.        Leases...........................................15
         4.15.        [RESERVED].......................................16
         4.16.        Financial Statements.............................16
         4.17.        Undisclosed Liabilities..........................16
         4.18.        Conduct of Business..............................16
         4.19.        Major Vendors and Customers......................17
         4.20.        Litigation.......................................17
         4.21.        Court Orders, Decrees, and Laws..................18
         4.22.        Taxes............................................19
         4.23.        Personnel and Compensation.......................20
         4.24.        Insurance Polices................................22
         4.25.        Sufficiency of Rights............................22
         4.26.        Broker's or Finder's Fees........................23
         4.27.        Related-Party Transactions.......................23
         4.28.        Disclosure.......................................23
         4.29.        Truth at Closing.................................23
         4.30.        Materiality Defined..............................23


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         4.31.        Investment Representations.......................24

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BUYER....................25
         5.1.         Organization.....................................25
         5.2.         Power and Authority..............................25
         5.3.         No Conflict......................................25
         5.4.         IMA SEC Documents................................25
         5.5.         IMA Shares.......................................26
         5.6.         Broker's or Finder's Fees........................26

SECTION 6.  [RESERVED].................................................26

SECTION 7.  [RESERVED].................................................26

SECTION 8.  ACCOUNTING MATTERS.........................................26
         8.1.         March 16, 1998 Balance Sheet.....................26

SECTION 9.  [RESERVED].................................................26

SECTION 10.  [RESERVED]................................................26

SECTION 11.  CLOSING...................................................26
         11.1.        Closing..........................................26
         11.2.        Actions at Closing...............................27
         11.3.        Further Assurances...............................28
         11.4.        Further Assurances of Buyer......................28

SECTION 12.  COVENANTS OF SELLER AND BUYER FOLLOWING CLOSING...........28
         12.1.        Tax Matters......................................28
         12.2.        Allocation of Purchase Price.....................29
         12.3.        Transfer Taxes...................................29
         12.4.        Non-Compete......................................29
         12.5.        Nonsolicitation of Personnel.....................30
         12.6.        Registration Rights..............................30
         12.7.        Consents.........................................30

SECTION 13.  CERTAIN TRANSITION MATTERS................................31
         13.1.        Hiring of Employees..............................31
         13.2.        COBRA............................................31

SECTION 14.  INDEMNITY.................................................31
         14.1.        Indemnification by Seller........................31
         14.2.        Indemnification by Buyer.........................31
         14.3.        Notice of Claim..................................32
         14.4.        Defense..........................................32
         14.5.        Survival.........................................33
         14.6.        Setoff Against Holdback Amount...................33
         14.7.        Basket and Cap...................................34
         14.8.        Exclusive Remedy.................................34
         14.9.        Distribution to Seller After the
                              First Anniversary of Closing.............34

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SECTION 15.  CONFIDENTIALITY...........................................34
         15.1.        Confidentiality Obligation of Seller
                              and Shareholders Following Closing.......34
         15.2.        Permitted Disclosures............................35
         15.3.        Scope of Confidential Information................35

SECTION 16.  [RESERVED]................................................35

SECTION 17.  MISCELLANEOUS.............................................35
         17.1.        Entire Agreement.................................35
         17.2.        Parties Bound by Agreement; Successors
                              and Assigns..............................35
         17.3.        Counterparts.....................................36
         17.4.        Headings.........................................36
         17.5.        Modification and Waiver..........................36
         17.6.        Expenses.........................................36
         17.7.        Notices..........................................36
         17.8.        Arbitration......................................37
         17.9.        Governing Law....................................38
         17.10.       Public Announcements.............................38
         17.11.       Third-Party Beneficiaries........................38
         17.12.       "Including"......................................38
         17.13.       References.......................................38


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[The Registrant will furnish supplementally to the Commission a copy of any omitted schedule upon request.]

SCHEDULES

Schedule A            Description of Software Products
Schedule 1.1.a        Inventory
Schedule 1.1.c        Software Contracts
Schedule 1.1.d        Computer Equipment
Schedule 1.1.e        Office Furniture
Schedule 1.1.f        Leases
Schedule 1.1.g        General Contracts
Schedule 1.1.h        Real Property
Schedule 1.1.j        Authorizations
Schedule 1.1.k        Accounts Receivable
Schedule 1.1.l        Intellectual Property
Schedule 1.1.m        Insurance Policies
Schedule 1.1.o        Liquid Assets
Schedule 1.1.q        Business Interests
Schedule 1.3          Excluded Assets
Schedule 2.1.c        Certain Contract Liabilities
Schedule 2.1.d        Assumed Liabilities
Schedule 3.1.f        Paid Liabilities
Schedule 3.3          Restrictive Legend
Schedule 4.3          Conflicts
Schedule 4.4          Required Government Consents
Schedule 4.5          Required Contract Consents
Schedule 4.7          Condition of Property
Schedule 4.9.b        Copyright Notices
Schedule 4.9.c        Trade Secrets
Schedule 4.10         Technical Documentation
Schedule 4.13         Software Licenses
Schedule 4.16         Financial Statements
Schedule 4.17         Undisclosed Liabilities
Schedule 4.18.a       Ordinary Course of Business
Schedule 4.18.b       Material Adverse Change
Schedule 4.18.c       Absence of Particular Events
Schedule 4.18.d       Absence of Joint Ventures, Etc.
Schedule 4.19         Major Vendors and Customers
Schedule 4.20.a       Litigation
Schedule 4.20.b       Historic Litigation
Schedule 4.21.a       Compliance with Laws
Schedule 4.21.c       Environmental Compliance
Schedule 4.22.a       State Sales Tax Summary
Schedule 4.22.b       State Sales Taxes, etc.
Schedule 4.23.a       List of Personnel
Schedule 4.23.b       Compensation, etc.
Schedule 4.23.c       Retirement Plans
Schedule 4.24         Insurance Policies
Schedule 4.25         Sufficiency of Rights
Schedule 4.26         Broker's or Finder's Fees
Schedule 4.27         Related-Party Transactions
Schedule 11.2.h       Opinion of Seller's Counsel


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Schedule 11.2.i       Opinion of Buyer's Counsel
Schedule 11.2.j       Employment Agreements
Schedule 11.2.k       Non-Competition Agreement of Seller
Schedule 11.2.l       Non-Competition Agreement of Kennedy
Schedule 12.2         Allocation of Purchase Price
Schedule 13.1         Hiring of Employees

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                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), made and entered into this 30th day of March, 1998, by and among Marketing Information Systems, Inc., an Illinois corporation ("MIS"), MSM Systems Europe B.V., a Dutch limited liability company and a wholly-owned subsidiary of MIS ("Subsidiary", and, together with MIS, "Seller"), Information Management Associates, Inc., a Connecticut corporation ("Buyer"), John B. Kennedy ("Kennedy"), Edison Ventures Fund II, L.P. ("EVF II") and Edison Ventures Fund II-PA, L.P. ("EVF II-PA" and, together with Kennedy and EVF II, the "Shareholders");

                                   WITNESSETH:

     WHEREAS, the business of Seller (the "Software Business") consists primarily of the acquisition, development, marketing, distribution, licensing, maintenance, and support of the systems and applications computer programs described in Schedule A attached hereto (the "Software Programs");

     WHEREAS, the Seller desires to transfer, and Buyer desires to purchase substantially all of the assets of Seller, and in consideration therefor, Buyer shall agree to assume, certain liabilities of Seller arising in connection with the Software Business, all upon the terms and conditions set forth herein;

     WHEREAS, Seller expects to terminate the employment or engagement of a number of employees involved with the Software Business, and Buyer desires to hire or retain certain of such employees, all upon the terms and conditions set forth herein; and

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements of the parties hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:


SECTION 1. PURCHASE AND SALE OF ASSETS

     1.1.  Purchase  and Sale of  Assets.  Upon the  terms  and  subject  to the conditions of this Agreement, and upon the basis of the covenants, representations and warranties of Seller and Shareholders set forth below, Buyer agrees to purchase, accept, and acquire from Seller, and Seller agrees to sell, transfer, assign, convey, and deliver to Buyer, at the Closing, all right, title, and interest of Seller in and to all of the rights and assets, real, personal, and mixed, tangible or intangible relating to the Software Business, as owned or held by Seller, which assets shall hereinafter collectively be referred to as the "Assets." Without

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in any way limiting the  generality of the  foregoing,  the Assets shall include all right, title and interest owned or held by Seller in the following:

     a. Inventories. All inventories of (1) computer program code (in all media) and materials, including the Software Programs; (2) program documentation, including user materials; and (3) all other unused or reusable materials, stores, and supplies, in each case to the extent used in, relating to, or arising out of the Software Business (the "Inventory"). As of the Closing Date, the Inventory consists of the Inventory listed by category and volume level in
Schedule 1.1.a.

     b. Technical Documentation. All technical and descriptive materials (other than Inventory) relating to the acquisition, design, development, use, or maintenance of computer code and program documentation and materials in the Software Business (the "Technical Documentation").

     c. Software Contracts. All contracts, agreements, licenses, and other commitments and arrangements, oral or written, with any person or entity respecting the ownership, license, acquisition, design, development, distribution, marketing, use, or maintenance of computer program code, related technical or user documentation, and databases, in each case relating to or arising out of the Software Business (the "Software Contracts"). The Software Contracts consist of the items listed and classified in Schedule 1.1.c as (1) licenses from third parties (development and/or marketing); (2) licenses from third parties (internal use only); (3) development contracts, work-for-hire agreements, and consulting and employment agreements; (4) distributorships, dealerships, franchises, and manufacturer's representative contracts; (5) licenses and sublicenses to others; and (6) maintenance, support, or enhancement agreements.

     d. Computer Equipment. All equipment and devices (including data processing hardware and related telecommunications equipment, media, and tools) used in the Software Business (the "Computer Equipment"), including Seller's rights under all related warranties. The Computer Equipment consists of all items listed in
Schedule 1.1.d.

     e. Office Furniture. All office furniture and fixtures used in the Software Business (the "Office Furniture"). The Office Furniture consists of all items listed in Schedule 1.1.e.

     f. Leases. The entire leasehold or rental interest arising under leases of (collectively, the "Leases"):


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          (1)  Real  property,   including  buildings,   structures,  and  other
               improvements located thereon, fixtured therein, and appurtenances thereto, and easements and other rights relative thereto;

          (2) Equipment, including data processing hardware and associated telecommunications equipment, media, and tools;

          (3)  Office furnishings and fixtures; and

          (4)  Other personality, in each case as used in the Software Business.

     The Leases consist of all leases listed in Schedule 1.1.f.

     g. Other Contracts. All contracts, agreements, licenses, commitments, arrangements, and permissions respect the Software Business (the "General Contracts") to the extent not otherwise classified as Software Contracts in
Schedule 1.1.c, Leases in Schedule 1.1.f or Insurance Policies in Schedule 1.1.m. The General Contracts consist of the items listed in Schedule 1.1.g.

     h. Real Property. All real property used in the Software Business, including the buildings, structures, and other improvements located thereon, the fixtures contained therein, and the appurtenances thereto, and the easements and other rights relating thereto (the "Real Property"). As of the Closing Date, the Real Property consists of the property listed in Schedule 1.1.h.

     i. Business Records. All business and marketing records, including accounting and operating records, asset ledgers, inventory records, budgets, personnel records, payroll records, customer lists, employment and consulting agreements, supplier lists, information and data respecting leased or owned equipment, files, correspondence and mailing lists, advertising materials and brochures, and other business records used in the Software Business (the "Business Records") provided that, the Business Records shall not include the corporate minute books or stock ledger of Seller or records related solely to the Excluded Assets or the Excluded Liabilities.

     j. Authorizations. All governmental approvals, authorizations, certifications, consents, variances, permissions, licenses, and permits to or from, or filings, notices, or recordings to or with, federal, state, and local governmental

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authorities (the  "Authorizations"),  but subject,  as to the reassignability to
Buyer, to the procurement of the Required Government Consents (listed in Schedule 4.4). The Authorizations consist of the items listed in Schedule 1.1.j.

     k. Accounts Receivable. All accounts receivable, including all license fees and maintenance fees and charges owing or to become owing to Seller under Software Contracts, in each case relating to or arising from the Software Business (the "Accounts Receivable"). The Accounts Receivable consist of the items listed in Schedule 1.1.k.

     l. Intellectual Property. All patents, trademarks, service marks, trade names, and copyrights (including registrations, licenses, and applications pertaining thereto), and all other intellectual property rights, trade secrets, and other proprietary information, processes, and formulae used in the Software Business or otherwise necessary for the ownership and use of the Assets and the conduct of the Software Business (the "Intellectual Property"). The Intellectual Property includes the registered trademarks and service marks, the reserved trade names, the registered copyrights, and the filed patent applications and issued patents listed in Schedule 1.1.l.

     m. Insurance Policies. All insurance and reinsurance, surety, bonding, or indemnity policies, binders, or contracts, and the benefits of any prior insurance coverage to the extent still available, as established or obtained with respect to the Software Business (the "Insurance Policies") provided that the Insurance Policies shall not include insurance coverages relating to Excluded Liabilities or life insurance policies naming John B. Kennedy as insured. The Insurance Policies consist of the items listed in Schedule 1.1.m.

     n. Claims. All claims Seller may have against any person relating to or arising from the Assets or the Software Business, including rights to recoveries for damages or defective goods, to refunds, insurance claims, and choses in action ("Claims").

     o. Liquid Assets. The deposits, other receivable items, prepaid expense items, and investments that are identified in Schedule 1.1.o plus all other cash, cash equivalents, deposits, notes receivable, other receivable items, and investments, and all other products and proceeds of any Assets, arising from the Software Business.

     p. Goodwill and Intangible Assets. The goodwill and intangible assets of the Business together with the exclusive right to Buyer to represent itself as carrying on the Software Business in continuation of and in succession to Seller, the right to all

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operating  and trade names  associated  with the  Software  Business  including, without limitation, the names "Marketing Information Systems, Inc." and "MSM Systems Europe", or any variations of such name, as part of or in connection with the Software Business, all telephone listings, telephone numbers and
telephone  advertising  contracts,   all  lists  of  customers  and  prospective
customers, files, books and records and other information relating to the day to
day  carrying  on  of  the  Software   Business,   all  necessary  licenses  and
authorizations and any other rights used in connection with the Software Business (the "Goodwill").

     q. Business Interests, Participations, and Ownership Positions. All interests, participations, and ownership positions held by Seller in any corporation, partnership, joint venture, co- marketing arrangement, or similar enterprise or undertaking relating to the Software Business. Such Assets consist of the items contained in Schedule 1.1.q.

     1.2. Intent of the Parties. Although the Schedules to this Agreement are intended to be complete, to the extent any rights or assets of Seller primarily relate to the Software Business or are otherwise necessary for the ownership and use of the Assets and the conduct of the Software Business, but are not properly itemized or do not appear on the applicable Schedules where required, then, unless this Agreement otherwise provides directly for Buyer to provide for or obtain such rights or assets in a different way, the general language of Section
1.1 shall govern and such rights and assets shall nonetheless be deemed transferred to Buyer at Closing.

     1.3. Excluded Assets. Seller shall not sell or assign to Buyer, and Buyer shall not purchase or accept assignment from Seller of, the assets identified in
Schedule 1.3 (the "Excluded Assets").


SECTION 2. ASSUMPTION OF LIABILITIES

     2.1. Enumeration of Assumed Liabilities. At and after the Closing, Buyer shall assume and agree to pay or perform only the liabilities and obligations of Seller that arise out of the Software Business or the Assets and are expressly identified in this Section 2.1 (the "Assumed Liabilities") or are represented by any other covenant, agreement, or indemnity of Buyer in this Agreement or the other agreements and instruments to be executed and delivered by Buyer in connection with this Agreement. Subject to the express exclusions set forth in
Section 2.2, the Assumed Liabilities shall consist of the following:

     a. Trade Payables. All accrued trade payables of Seller arising out of the Software Business, but only to the extent such items are reflected on the face of the March 16, 1998 Balance

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Sheet (as defined in Section  8.1 below) or have arisen  after March 16, 1998 in the ordinary course of the Software Business and appear on the Closing Date Balance Sheet under the same caption as such items appear on the March 16, 1998 Balance Sheet.

     b. Accrued Taxes. The accrued portion of Seller's liability for state and local tangible or intangible property taxes, but only to the extent such amount is reflected in the March 16, 1998 Balance Sheet or has arisen after March 16, 1998 in the ordinary course of the Software Business and appears on the Closing Date Balance Sheet under the same caption as it appears on the March 16, 1998 Balance Sheet.

     c. Contracts. All payment and performance obligations arising out of or relating to (1) the Software Contracts; (2) the Leases; and (3) the General Contracts, in each case after the Closing Date, except to the extent attributable to (a) any breach or default by Seller under any of the same on or before the Closing Date or (b) any material liability or obligation outside the ordinary course of business except for any such liability which is set forth on
Schedule 2.1.c attached hereto.

     d. Other Accrued Liabilities. The liabilities set forth on Schedule 2.1.d, all of which are recorded in the March 16, 1998 Balance Sheet, together with liabilities arising since March 16, 1998 in the ordinary course of the Software Business and appearing on the Closing Date Balance Sheet under the same captions as such liabilities appeared on the March 16, 1998 Balance Sheet.

     e. The Buyer Loan. The outstanding principal of and accrued interest on the loan from Buyer to Seller.

     2.2. Liabilities Not Assumed. Without in any way expanding the specificity and limitation of Section 2.1, Buyer shall not assume or be responsible for any of the following liabilities or obligations expressly identified in this Section
2.2 (the "Excluded Liabilities"):

     a. Nonenumerated Liabilities. Any liability or obligation of Seller of any kind, known or unknown, contingent or otherwise, not either enumerated as an Assumed Liability in Section 2.1 or resulting from any other covenant, agreement, or indemnity of Buyer in this Agreement or the other agreements and instruments to be executed and delivered by Buyer in connection with this Agreement.

     b. Taxes. Except as provided in Section 2.1.b with respect to the current portion of property taxes, all Taxes (as defined below), whether arising out of the transactions contemplated by this Agreement or otherwise.


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     c. Violations of Law. Any liability or obligation resulting from violations of any applicable laws or regulations by Seller prior to the Closing Date or infringement of third-party rights or interests.

     d. Employee Liabilities. Any employee liabilities relating to present and past employees of the Seller or Software Business with respect to plans, programs, policies, commitments, and other benefit entitlement established or existing on or prior to Closing (whether or not such liabilities are accrued or payable at Closing, and whether or not such liabilities are contingent in nature), including:

          (1)  Any liability or obligation for workers' compensation.

          (2) Any current or future liabilities to employees retiring on, before, or after Closing, and their dependents.

          (3) Any current or future liabilities for benefits that may have been accrued or earned by any employees associated with the Software Business on or before Closing under any pension plans relating to service prior to the Closing Date.

          (4) Any current or future liabilities for claims incurred prior to Closing and related expenses with respect to any employees associated with the Software Business under any welfare or disability plans established or existing at or prior to Closing, regardless of when filed with Buyer, Seller, or the claims administrator for any such plan.

          (5) Any retrospective premium on pension, savings, thrift, or profit-sharing plan contribution relating to any employees associated with the Software Business incurred or accrued prior to the Closing Date, regardless of when invoiced or recorded.

          (6) Any monetary liability for severance payments that may arise at any time in favor of any of Seller's employees under any plan, program, policy, commitment, or other benefit entitlement.


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     e. Product Liability.  Any liability or obligation for product liability or warranty claims or damage claims arising out of defects in or failures of any product, program, or material of Seller or the Software Business provided, distributed, licensed, or delivered prior to the Closing Date except for warranty claims under written software license agreements which are listed on
Schedule 1.1.c of which Buyer receives written notice within 90 days after shipment of the software to the customer and normal maintenance services to correct errors in standard and custom code licensed to SKF up to a maximum cost of $20,000 (including the cost of Buyer's employees calculated at normal hourly rates).

     f. Incidents to Excluded Assets. Any liability or obligation associated with any of the Excluded Assets.

     g. Litigation. Any Litigation (as defined in Section 4.20) pending or threatened against Seller or the Assets.

     h. Improperly Recorded Liabilities. Any liability or obligation that under generally accepted accounting principles ("GAAP") would be required to be accrued and reflected in the Closing Date Balance Sheet, but is not included therein, regardless of the materiality of such items individually or in the aggregate.

     i. Liabilities of Seller under Acquisition Documents. Any liability or obligation of Seller under this Agreement or the other documents and instruments executed or delivered to Buyer in connection with the transactions contemplated hereby including, without limitation, all liabilities for expenses of Seller's financial consultants, accountants and counsel.

     j. Obligations Relating to Seller's Securities. All obligations with respect to common stock, preferred stock, warrants, stock options or other securities or rights to acquire securities issued by Seller, including without limitation all accrued dividends and obligations to purchase or redeem such securities.


SECTION 3. PRICE AND PAYMENT

     3.1. Purchase Price. On the terms and subject to the conditions of this Agreement, and upon the basis of the covenants, representations and warranties of Seller and Shareholders contained herein, the aggregate purchase price for the Assets (the "Purchase Price") shall consist of the following consideration, which Buyer agrees to pay or deliver to Seller as described below: (a) $730,000 in cash by wire transfer on the Closing Date, on transfer of good and valid title to the Assets to Buyer in accordance with this Agreement, or such other date as the parties or their attorneys agree in writing; (b) within five (5) business days following the Closing Date, 143,762 shares (the "Closing Shares") of common stock of Buyer, no par value ("Common Stock") (such shares to be registered on the books of the Buyer in the name of Seller); (c) 42,508 shares of Common Stock (such shares to be registered on the books of the Buyer in the name of Seller) (the "Holdback Amount" and, together with the Closing Shares, the "IMA Shares"), provided, that the number of IMA Shares which comprise the Holdback Amount shall be subject to reduction and cancellation pursuant to the provisions of and in accordance with the terms and conditions set forth in Sections 3.4 and 14.6 hereof; (d) assumption by Buyer of the Assumed Liabilities; (e) up to $85,000 as reimbursement to Seller for employee severance expenses paid by Seller within the six month period after the Closing Date relating to employees of Seller as of the Closing Date to whom Buyer does not offer employment (the "Severance Expense"); and (f) $237,448.19, which is equal to the aggregate amount of certain liabilities on the March 16, 1998 Balance Sheet which are set forth on
Schedule 3.1.f (the "Paid Liabilities").

     3.2. Method of Payment. All payments of cash from one party to another under this Agreement shall be made by wire transfer of immediately available federal funds in United States dollars to an account designated in writing by the party to receive such payment.

     3.3. Legended Certificates. Certificates evidencing the IMA Shares comprising the Holdback Amount issuable to the Seller will be legended with the legend set forth on Schedule 3.3 (the "Holdback Legend") and held by the Secretary of Buyer. The Holdback Legend will be removed from IMA Shares comprising the Holdback Amount on or after the first anniversary of the Closing provided that no adjustments have been made in the Purchase Price pursuant to
Section 3.4 below and, provided, further, that no indemnification claims have been made or are then pending against Seller. The certificates evidencing all of the IMA Shares shall also bear the legend set forth in Section 4.31.a hereof.

     3.4. Adjustments to Purchase Price.

     a. Shortfall Amount. The parties agree that as of Closing, the net amount of (x) Assets less (y) Assumed Liabilities (the "Final Net Assets") will not be less than ($1,224,318). To the extent that the Final Net Assets are less than ($1,224,318), as determined by the balance sheet of Seller as of the Closing which shall be prepared by Buyer (the "Closing Date Balance Sheet") and subject to the dispute resolution procedure described in this paragraph, the Purchase Price shall be reduced by an amount (the "Shortfall Amount") equal to the amount by which Final Net Assets are less than ($1,224,318). The Closing Date Balance Sheet shall be prepared in accordance with GAAP and Seller's accounting principles consistent with the accounting principles used to prepare the March 16, 1998 Balance Sheet. In the preparation of the Closing Date Balance Sheet, the Excluded Liabilities shall not be treated as liabilities of the Software Business, nor shall the Excluded Assets be treated as assets of the Software Business. Also in the preparation of the Closing Date Balance Sheet, (a) the carrying value of the Assets shall be their historical cost and shall not be increased or otherwise adjusted based on any allocation of the Purchase Price and (b) the net operating loss of Subsidiary, to the extent it is transferred to a Buyer subsidiary organized in the Netherlands within ninety (90) days after the Closing and such subsidiary is entitled to use it, the net operating loss shall be valued at its net present value using a reasonable discount rate and other reasonable assumptions; and (c) no adjustment in the Closing Date Balance Sheet shall be made with respect to the revenue recognition treatment of the SKF agreement. Such Closing Date Balance Sheet shall be prepared on the basis that no item should have been excluded for lack of materiality. Buyer shall prepare and deliver the Closing Date Balance Sheet to Seller not later than 30 days after the Closing and the Seller and its independent certified public accountants shall have the opportunity to review such Closing Date Balance Sheet and the books and records of the Seller relating thereto. If the Seller does not notify Buyer within 30 days of its receipt of the Closing Date Balance Sheet that it objects to any item included in such Closing Date Balance Sheet, then such Closing Date Balance Sheet shall be deemed to be final for purposes of determining any adjustment pursuant to this Section. If Seller objects to one or more items in such Closing Date Balance Sheet, it shall specify its objection in writing to Buyer and Buyer and Seller shall attempt to resolve such differences within 15 days after Buyer's receipt of Seller's objection. If such objection is not resolved within such 15 day period, Deloitte & Touche LLP, Hartford, Connecticut office, shall act as arbiter (the "Arbiter") to resolve such dispute not later than 90 days after Closing. The determination of the Arbiter shall be final. The fees of the Arbiter shall be shared equally by Buyer and Seller. Any Shortfall Amount shall reduce the Holdback Amount in accordance with Section 14.6 hereof.

     b. Accounts Receivable Shortfall. The parties agree that as of one hundred eighty (180) days following the Closing, the dollar amount of collections with respect to the Accounts Receivable received by the Buyer ("Accounts Receivable Collections") shall not be less than the amount which is equal to (x) the amount of Accounts Receivable set forth on the Closing Date Balance Sheet less (y) the amount of bad debt reserves set forth in the Closing Date Balance Sheet (the
"Net Accounts Receivable"). To the extent that the Accounts Receivable Collections are less than the Net Accounts Receivable, such shortfall (the "Accounts Receivable Shortfall") shall reduce the Holdback Amount in accordance with Section 14.6 hereof. Buyer agrees that it will use commercially reasonable efforts to collect the Accounts Receivable, provided that, such efforts shall not include commencing any legal action or proceeding. Any uncollected Accounts Receivable after such 180 day period for which Buyer recoups by reducing the Holdback Amount shall be assigned to Seller who shall be entitled to collect such Accounts Receivable in any commercially reasonable manner.


SECTION 4.  REPRESENTATIONS AND WARRANTIES OF SELLER AND
            SHAREHOLDERS

     Seller and Shareholders jointly and severally hereby represent and warrant to Buyer as follows, and acknowledge and confirm that Buyer is relying upon such representations and warranties in connection with the purchase of Assets:

     4.1. Organization. Each of MIS and Subsidiary is a corporation validly existing and in good standing under the laws of the State or other jurisdiction where it is organized, with the corporate power and authority to conduct its business (including the Software Business) and to own and lease its properties and assets (including the Assets) and, as to the conduct of the Software Business and the use and ownership of the Assets specifically, is not required to be qualified or licensed to do business as a foreign corporation in any other states or jurisdiction, except where the failure to be qualified or licensed would not have a material adverse effect on its financial condition or operations.

     4.2. Power and Authority. Seller and each Shareholder has the power and authority or legal capacity to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, has taken all necessary corporate, partnership or other action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. Seller and each of the Shareholders has duly executed and delivered this Agreement. This Agreement is, and the other agreements and instruments to be executed and delivered by Seller and Shareholders in connection with the transactions contemplated hereby shall be, the legal, valid, and binding obligations of Seller and Shareholders, respectively, enforceable in accordance with their terms.

     4.3.  No  Conflict.  Except  as set  forth in  Schedule  4.3,  neither  the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with (1) except insofar as Required Government Consents are to be procured prior to Closing, any federal, state, or local law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment, or decree applicable to Seller, the Software Business, or the Assets, (2) any provision of any charter, bylaw or other governing or organizational instrument of Seller or any Shareholder, or
(3) except insofar as Required Contract Consents are to be procured prior to Closing, any mortgage, indenture, license, instrument, trust, contract, agreement, or other commitment or arrangement to which Seller is a party or by which Seller, any of the Shareholders or any of the Assets is bound.

     4.4. Required Government Consents. Except for (1) the filing and/or recording of deeds and other instruments of conveyance, transfer, or assignment required by federal copyright, patent, or trademark laws or the laws of the states in which the Assets are located, to occur upon Closing; and (2) the further exceptions set forth in Schedule 4.4 (the foregoing items (1) and (2) being referred to herein as the "Required Government Consents"), no approval, authorization, certification, consent, variance, permission, license, or permit to or from, or notice, filing, or recording to or with, federal, state, or local governmental authorities is necessary for the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby by Seller or Shareholders or the consummation by Seller or Shareholders of the transactions contemplated hereby or thereby, or (2) the ownership and use of the Assets and the conduct of the Software Business (including by Buyer).

     4.5. Required Contract Consents. Except as set forth in Schedule 4.5 (such scheduled items being referred to herein as the "Required Contract Consents"), no approval, authorization, consent, permission, or waiver to or from, or notice, filing, or recording to or with, any person (other than the governmental authorities addressed in Section 4.4) is necessary for (1) the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby by Seller or Shareholders or the consummation by Seller or Shareholders of the transactions contemplated hereby; (2) the transfer and assignment to Buyer at Closing of the Software Contracts, the Leases, the General Contracts, or the Insurance Policies, or (3) the ownership and use of the Assets and the conduct of the Software Business (including by Buyer).

     4.6. Title to Property; Bulk Sales.

     a. Good and Marketable Title. Buyer at Closing shall obtain good and marketable title to all of the Assets (i.e., the Inventories, Technical Documentation, Office Furniture and Business

Records), free and clear of all title defects, liens, (including, without limitation, a lien for any Tax) restrictions, claims, charges, security interests, or other encumbrances of any nature whatsoever, including any mortgages (except for the Leases listed in Schedule 1.1.f) leases, chattel mortgages, conditional sales contracts, collateral security arrangements, or other title or interest retention arrangements provided that, for purposes of this representation, Seller and each of the Shareholders may assume with Buyer's permission that Buyer shall have fully paid at closing all secured debt which constitutes an Assumed Liability.

     b. Bulk Sales. There are no "bulk sales" or similar laws applicable to the sale of the Assets under this Agreement.

     4.7. Condition of Property. Except as set forth in Schedule 4.7, all of the tangible Assets are in good operating order, condition, and repair, ordinary wear and tear excepted, and are suitable for use in the Software Business in the ordinary course. There has been no material change in the condition of the Assets since each time was inspected by a representative of the Buyer.

     4.8. Inventory. All Inventory is of usable quality and includes no material amount of obsolete or discontinued items or items that cannot be used by Buyer in the Software Business in the ordinary course. All Inventory has been recorded using the "First- In, First-Out" accounting method.

     4.9. Title to Intellectual Property.

     a.  Ownership.  Except for the rights and licenses  validly and effectively established by the Software Contracts, Seller owns, Buyer shall receive at Closing, and the Intellectual Property includes, all patents, trademarks, service marks, trade names, and copyrights (including registrations, licenses, and applications pertaining thereto) and all other intellectual property rights, trade secrets, and other proprietary information, processes, and formulae used in the Software Business or otherwise necessary for the ownership and use of the Assets and the conduct of the Software Business. Schedule 1.1.l sets forth all registered trademarks and service marks, all reserved trade names, all registered copyrights, and all filed patent applications and issued patents listed in Schedule 1.1.l used in the Software Business or otherwise necessary for the conduct of the Software Business as heretofore conducted.

     b. Procedures for Copyright Protection. Schedule 4.9.b sets forth the form and placement of the proprietary legends and copyright notices displayed in or on the Software Programs. In no instance has the eligibility of the Software Programs for protection under applicable copyright law been forfeited to the public domain by omission of any required notice or any other action.

     c. Procedures for Trade Secret Protection. Seller has promulgated and used its best efforts to enforce the trade secret protection program set forth in
Schedule 4.9.c. Insofar as Seller knows, there has been no material violation of such program by any person or entity. The source code and system documentation relating to the Software Programs (1) have at all times been maintained in confidence and (2) have been disclosed by Seller only to employees and consultants having "a need to know" the contents thereof in connection with the performance of their duties to Seller.

     d. Personnel Agreements. To Seller's and Shareholders' knowledge, all personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Software Programs, Technical Documentation, or Intellectual Property on behalf of Seller either (1) have been party to a "work-for-hire" arrangement or agreement with Seller, in accordance with applicable federal and state law, that has accorded Seller full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or (2) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective, and exclusive ownership of all tangible and intangible property thereby arising.

     e. Absence of Claims. No claims have been assorted by any person or entity to the use of the Intellectual Property, and Seller does not know of any valid basis for any such claim. To Seller's and Shareholders' knowledge, the use of the Intellectual Property, such as patents and trademarks, by the Seller does not infringe on the rights of any person.

     4.10. Adequacy of Technical Documentation. Except as set forth in Schedule 4.10, the Technical Documentation includes the source code, system documentation, statements of principles of operation, and schematics for all Software Programs, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer. The Technical Documentation also includes any program (including compilers), "workbenches," tools, and higher level (or "proprietary") language used for the development, maintenance, and implementation of the Software Program.

     4.11. Contracts--General. The Software Contracts listed in Schedule 1.1.c, the General Contracts listed in Schedule 1.1.g, and the Insurance Policies listed in Schedule 1.1.m constitute all contracts, agreements, licenses, and other commitments and arrangements in effect as of the date hereof, other than the Leases addressed by Section 4.14, that either (1) involve expenditure of more than $5,000 or (2) require performance by any party thereto more than six
(6) months after the Closing Date. To Seller's knowledge, all such contracts are valid, binding, and enforceable in accordance with their terms and are in full force and effect. There are no existing defaults by Seller under any such contracts and no act, event, or omission has occurred that, whether with or without notice, lapse of time, or both, would constitute a default thereunder.

     4.12. Third-Party Components in Software Programs. Seller has validly and effectively obtained the right and license to use, copy, modify, and distribute the third-party programming and materials contained in the Software Programs and Technical Documentation pursuant to the Software Contracts identified as "licenses from third parties (development and/or marketing)" or "Licenses from third parties (internal use only)" in Schedule 1.1.c. The Software Programs and Technical Documentation contain no other programming or materials in which any third party may claim superior, joint, or common ownership, including any right or license. The Software Programs and Technical Documentation do not contain derivative works of any programming or materials not owned in their entirety by Seller and included in the Assets.

     4.13. Third-Party Interests or Marketing Rights in Software Programs. Seller has not granted, transferred, or assigned any right or interest in the Software Programs, the Technical Documentation, or the Intellectual Property to any person or entity, except pursuant to the Software Contracts identified as "distributorships, dealerships, franchises, and manufacturer's representative contracts" or "licenses and sublicenses to others" in Schedule 1.1.c. Except as set forth in Schedule 4.13, all Software Contracts identified as "licenses and sublicenses to others' in Schedule 1.1.c constitute only end-user agreements, each of which grants the end-user thereunder solely the nonexclusive right and license to use identified Software Programs and related user documentation, for internal purposes only, on a single or multiple central processing unit (CPU). There are no contracts, agreements, licenses, and other commitments and arrangements in effect with respect to the marketing, distribution, licensing, or promotion of the Software Programs or any other Inventory, the Technical Documentation, or the Intellectual Property by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization, except for the Software Contracts identified as "distributorships, dealerships, franchises, and manufacturer's representative contracts" in Schedule 1.1.c.

     4.14. Leases. The Leases listed in Schedule 1.1.f constitute all leasing or rental contracts, agreements, and other commitments and arrangements in effect as of the date hereof that either (1) have an annual rental, if any individual instance, in excess of $5,000, or (2) continue in effect for a period of twelve
(12)
months or longer without allowing Seller (and, following the Closing, Buyer) to terminate without penalty for any reason upon the delivery of any required action. To Seller's and Shareholders' knowledge, all Leases are valid, binding, and enforceable in accordance with their terms and are in full force and effect. To Seller's and Shareholders' knowledge, there are no existing defaults by Seller thereunder, and no act, event, or omission has occurred that, whether with or without notice, lapse of time, or both, would constitute a default thereunder.

     4.15. [RESERVED]

     4.16. Financial Statements. Schedule 4.16 sets forth combined income statements, balance sheets, and statements of changes in financial position of the Seller as of December 31, 1995, December 31, 1996, December 31, 1997 and the March 16, 1998 Balance Sheet (collectively, the "Financial Statements"), prepared in accordance with GAAP, consistently applied with the principles and procedures employed in prior periods by the Seller. The Financial Statements properly reflect all Assets and Assumed Liabilities as then in existence. The Financial Statements fairly present the results of operation and the financial position of the Seller as of the dates thereof and the periods then ended in conformity with GAAP consistently applied with the principles and procedures employed in prior periods by the Seller.

     4.17. Undisclosed Liabilities. Except as set forth in Schedule 4.17, there are no material liabilities or obligations, secured or unsecured (whether absolute, accrued, contingent, or otherwise, and whether due or to become due), of a nature required by GAAP to be reflected in a balance sheet of the Software Business evidencing the Assets and the Assumed Liabilities in their entirety, except such liabilities and obligations that either (1) are accrued and reserved against in the Financial Statements or (2) have arisen or been incurred in the ordinary course of business since the dates of the Financial Statements.

     4.18. Conduct of Business.

     a. Ordinary Course of Business: No Removal or Disposal of Assets. Except as set forth in Schedule 4.18.a, since March 16, 1998, Seller has operated the Software Business in the ordinary course consistent with past practices, and has not removed or disposed of any assets that were assets of the Software Business as of March 16, 1998, except in the ordinary course.

     b. No Material Adverse Change. Except as set forth in Schedule 4.18.b, since March 16, 1998, there has been no material adverse change in the Software Business or the Assets or in the financial condition, operations, or prospects of the Software Business.

     c. Absence of Particular Events. Except as set forth in Schedule 4.18.c, since March 16, 1998, Seller has not (1) suffered any damage or destruction adversely affecting the Software Business or involving the Assets in the amount of $5,000 in any one instance; (2) increased the compensation payable or to become payable to employees of Seller involved in the Software Business having annual earnings in excess of $20,000 per year or declared any bonus; (3) incurred any liability or obligation relating to the Software Business other than in the ordinary course consistent with past practice; (4) made any change in any method, practice, or principle of accounting involving the Software Business or the Assets; (5) paid, loaned, or advanced any material monetary amount or other asset to, or sold, transferred, or leased any asset to, any employee involved in the Software Business except for normal compensation involving salary and benefits; or (6) agreed to take any action described in this Section 4.18.c.

     d. Absence of Joint Ventures, etc. Except as set forth in Schedule 4.18.d, Seller is not a party to any joint venture or other similar agreement or arrangement that involves any sharing of profits of the Software Business or the Assets or is similar to or competitive with the Software Business, other than the Software Contracts identified as "licenses from third parties (development and/or marketing)" or "distributorships, dealerships, franchises, and manufacturer's representative contracts" in Schedule 1.1.c.

     4.19. Major Vendors and Customers. Schedule 4.19 lists each licensor, developer, remarketer, distributor, and supplier of property or services to, and each licensee, end-user, or customer of, the Software Business, to whom Seller paid or billed in the aggregate $5,000 or more during the most recent fiscal year, together with, in each case, the amount paid or billed during such period. Except as set forth in Schedule 4.19, to the best knowledge of Seller and the Shareholders, there is no reason why the relationship with any such person or entity might not be continued by Buyer, after its acquisition of the Software Business.

     4.20. Litigation. Except as set forth in Schedule 4.20.a, no claim, action, suit, proceeding, inquiry, hearing, arbitration, administrative proceeding, or to Seller's knowledge, investigation (collectively, "Litigation") is pending, or, to Seller's best knowledge, threatened against Seller, its present or former directors, officers or employees, or any party to any Software Contract, affecting, involving or relating to the Software Business or any of the Assets. Except as set forth in Schedule 4.20.b, no Litigation has been brought within the last five (5) years against Seller affecting, involving, or relating to the Software Business or any of the Assets. Neither Seller nor any of the Shareholders knows of any facts that could reasonably be expected to serve as the basis for Litigation against Buyer upon acquisition of the

Software Business, or relating to the Software Business or the Assets.

     4.21. Court Orders, Decrees, and Laws.

     a. Compliance With Laws. Except as set forth in Schedule 4.21.a, there is no outstanding or, to Seller's or Shareholders' best knowledge, threatened order, writ, injunction, or decree of any court, governmental agency, or arbitration tribunal against Seller affecting, involving, or relating to the Software Business or the Assets. Seller is not in violation of any applicable federal, state, or local law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment, or decree affecting, involving, or relating to the Software Business or the Assets except where noncompliance has no material adverse effect upon the financial condition, operation, or prospects of the Software Business (including under ownership by Buyer) or the Assets, and Seller has received no notices of any allegation of any such violation. The foregoing shall be deemed to include laws and regulations relating to the federal patent, copyright, and trademark laws, state trade secret and unfair competition laws, and to all other applicable laws, including equal opportunity, wage and hour, and other employment matters, and antitrust and trade regulation laws.

     b. Adequacy of Authorizations. The Authorizations constitute all approvals, authorizations, certifications, consents, variances, permissions, licenses, or permits to or from, or filings, notices, or recordings to or with, federal, state, or local governmental authorities that are required for the ownership and use of the Assets and the conduct of the Software Business under federal, state, and local law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment, or decree. Seller is in compliance with all terms and conditions of such required Authorizations. All of the Authorizations are in full force and effect, and, to the best of Seller's knowledge, no suspension or cancellation of any of them is being threatened, nor will any of the Authorizations be affected by the consummation of the transactions described in this Agreement, except to the extent any such Authorizations are transferable only upon receipt of the Required Government Consents. Seller is in compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in those laws or contained in any law, regulation, code, plan, order, decree, judgment, notice, or demand letter issued, entered, promulgated, or approved thereunder relating to or affecting the Software Business.

     c. Environmental Compliance. Except as set forth in Schedule 4.21.c, neither Seller, nor, to the best of Seller's and Shareholders' knowledge, any prior owner, user, controller, or occupant, nor any tenant, subtenant, prior tenant, or prior subtenant has ever used Hazardous Materials (as hereinafter defined) on, from, or affecting the Assets or any facility, site, area, or property owned, used, controlled, or occupied by the Software Business, including the Real Property, in any manner that violates any federal, state, or local law, regulation, governmental restriction, order, judgment, or decree governing the use, storage, treatment, transportation, manufacture, handling, production, or disposal of Hazardous Materials. For purposes hereof, "Hazardous Materials" include any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 USC ss.ss. 9601 et seq.), the Hazardous Materials Transportation Act, as amended (49 USC ss.ss. 1801 et seq.), and the Resource Conservation and Recovery Act, as amended (42 USC ss.ss. 6901 et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state, or local environmental law, ordinance, rule, or regulation. The term "material" includes asbestos, polychlorinated biphenyls, kerosene, and fuel oil. The term "release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment. The term "environment" means any surface or groundwater water supply, land, surface, or subsurface strata or the ambient air.

     4.22. Taxes.

     a. Definition of Taxes. "Taxes" means any federal, state, county, local, or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal (including tangible and intangible) property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by an governmental entity, and includes any interest and penalties (civil and criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability. Without limiting the generality of the preceding sentence, "Taxes" shall include the liability of the Seller for taxes imposed in whole or in part upon the wages of Seller's employees which the Seller has a duty to withhold and remit to any governmental entity as well as taxes imposed upon the Seller and calculated with reference in whole or in part to the wages of Seller's employees (including, without limitation, FICA and FUTA) (those taxes described by this sentence being sometimes hereinafter referred to as "Wage Taxes").

     b. Definition of Tax Return. "Tax Return" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller or any Subsidiary.

     c. Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. Seller is not the beneficiary of any extension within which to file any Tax Return.

     d. Except as set forth in Schedule 4.22.a, Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

     e. State Sales Taxes, etc. Schedule 4.22.b identifies (1) each jurisdiction in which the Software Business is conducted in which sales, use, excise, or intangible taxes are due or paid on Software Programs or other Inventory sold or licensed by Seller in conjunction with the Software Business and (2) the Software Programs or other Inventory subject to taxation in such jurisdiction.

     4.23. Personnel and Compensation.

     a. List of Personnel. Set forth in Schedule 4.23.a is a true and complete list of the names and current compensation levels of (1) all salaried or annual employees and (2) all consultants involved in the Software Business.

     b. Compensation, etc. Except as set forth in Schedule 4.23.b, Seller is not subject to, and has no obligation under, any employment, consulting, or collective bargaining contracts, deferred compensation, pension (as defined in
Section 3(2) of the Employee Retirement Income Security Act (ERISA), profit-sharing, bonus, stock option, stock appreciation, stock purchase, or other nonqualified benefit or compensation commitments, benefit plans, arrangements, or plans, including any welfare plans (as defined in Section 3(1) of ERISA), fringe benefit arrangements, or multi-employer plans (as defined in
Section 3(37)(A) of ERISA) of or pertaining to the present or former employees involved in the Software Business. Seller has complied with all of its obligations under the foregoing in all material respects.

     c. Retirement Plans. Schedule 4.23.c identifies all of the retirement plans, by plan name and plan year, that Seller has established for the benefit of persons who are or were involved in the Software Business (the "Plans"). The Plans and their administration are the sole responsibility of Seller.

     d. Pension Benefit Guaranty Corporation. No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to the Plans. All premiums due and payable to the Pension Benefit Guaranty Corporation with respect to the Plans have been paid. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any of the Plans. No event has occurred, and there exists no condition or set of circumstances, that presents a risk that any part or future termination of any of the Plans could result in liability on the part of the Company to the Pension Benefit Guaranty Corporation. No notice of a reportable event (within the meaning of Section 4043(b) of ERISA) has been filed by the plan administrator of any of the Plans with the Pension Benefit Guaranty Corporation, nor has any such reportable event occurred.

     e. No Accumulated Deficiency. None of the Plans has an accumulated funding deficiency, as defined in Section 302(a)(2) of ERISA. In addition, each of the Plans is fully funded such that assets for each Plan equal or exceed the present value of accrued benefits based on the actuarial assumptions included in
Schedule 21(c), which assumptions include interest rates, incidence of turnover, and mortality and disability.

     f. Submission to Buyer for Review. All documents, including plan and trust instruments, annual reports, and actuarial reports, relating to the Plans for the Plans' most recently ended Plan years, have been furnished to Buyer for its review.

     g. Multi-employer Plan. Neither Seller or any predecessor in interest thereto, nor thereto, nor any trade or business under common control with Seller or any predecessor in interest thereto (within the meaning of Section 414(i) of the Internal Revenue Code) has ever contributed to any pension Plan that is a Multi-employer Plan for the benefit of employees involved in the Software Business.

     h. Adequate Reserves for Welfare Plans. For welfare plans (as defined in Section 3(2) of ERISA) listed (or required to be listed) in Schedule 4.23.b, reserves have been established by Seller or its insurance companies at least sufficient to pay all claims incurred under the provisions of such plans on or prior to the Closing Date. Seller has not received notice of, nor does it know any basis for, any retrospective premium charge for claims relating to any period prior to the Closing Date under such contracts.

     i. Compliance with Laws. Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and occupational safety and health pertaining to the Software Business and the employees involved in the Software Business, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act. There is no unfair labor practice, charge, or complaint or any other matter against or involving Seller pending or, to the knowledge of Seller, threatened before the National Labor Relations Board or any court of law pertaining to the Software Business or the employees involved in the Software Business. There is no labor strike, dispute, slowdown, or stoppage pending or threatened against Seller pertaining to the Software Business or the employees involved in the Software Business. No certification or decertification question or organizational drive exists or has existed within the past twelve
(12) months respecting the Software Business or the employees involved in the Software Business. Seller has not experienced any organized work stoppage or other labor difficulty involving the employees of the Software Business. There are no charges, investigations, administrative proceedings, or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin sexual preference, handicap, or veteran status) pending or, to the knowledge of Seller, threatened before the Equal Employment Opportunity Commission or any federal, state, or local agency or court against Seller pertaining to the Software Business or the employees of the Software Business, and, to the knowledge of the Seller, no basis for any such charge, investigation, administrative proceeding, or complaint exists. There have been no audits of the equal employment opportunity practices of Seller pertaining to the Software Business or the employees involved in the Software Business.

     4.24. Insurance Polices. Schedule 1.1.m lists all Insurance Policies relating to the Software Business or the Assets in force as of the Closing Date, naming Seller as an insured or beneficiary or as a loss-payable payee or for which Seller has paid or is obligated to pay all or part of the premiums. Other than as set forth in Schedule 4.24, Seller has not received notice of any pending or threatened termination or retroactive premium increase with respect thereto; and Seller is in compliance with all conditions contained therein, the noncompliance with which could result in termination of insurance coverage or increased premiums for prior or future periods. There are no pending material claims against such insurance by Seller as to which insurers have denied liability or are defending under any reservation of rights, and, to the knowledge of Seller, there exists no material claim under such insurance that has not been properly filed by Seller.

     4.25. Sufficiency of Rights. Except as set forth in Schedule 4.25, and assuming the renewal or continuation of all business arrangements (other than the termination of certain employees) currently in place (and, to the best of Seller's knowledge, no reason exists why such renewal or continuation in favor of Buyer could be obstructed), the Assets constitute all of the properties, rights, and privileges necessary for the continuation of the conduct of the Software Business by Buyer in substantially the same manner as it has been operated by Seller during the twelve (12)-month period preceding the closing.

     4.26. Broker's or Finder's Fees. Except as disclosed on Schedule 4.26, Seller has not authorized any person to act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement in any manner that may or will impose liability on Buyer.

     4.27. Related-Party Transactions. Except as disclosed in Schedule 4.27, Seller is not a party to any contract, agreement, license, lease, or arrangement with, or any other commitment to, directly or indirectly, (1) any shareholder;
(2) any officer or salaried employee of the Software Business in office within two (2) years of the date of execution hereof; (3) any corporation, trust, or other entity in which any such officer or salaried employee has a material equity or participating interest; or (4) or any partnership in which any such officer or salaried employee has a partnership or participating interest, in each case, relating to or involving the Software Business, the Assets, or the Assumed Liabilities, except, in each instance, for existing compensation arrangements listed in Schedule 4.23. Each such contract, agreement, license, lease, arrangement, and commitment was entered into by Seller in the ordinary course of business upon terms that are fair and reasonable to the Seller without regard to the status and relationship of such other parties.

     4.28. Disclosure. No representation, warranty, or statement made by Seller or Shareholders in this Agreement or in any document or certificate furnished or to be furnished to Buyer pursuant to this Agreement contains or will contain any untrue statement or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading. Seller has disclosed to Buyer all facts known or reasonably available to Seller that are material to the financial condition or operation of the Software Business, the Assets, and the Assumed Liabilities.

     4.29. Truth at Closing. All of the representations, warranties, and agreements of Seller contained in this Article IV shall be true and correct and in full force and effect on and as of the Closing Date.

     4.30. Materiality Defined. For purposes of this Agreement, each reference to any material adverse effect upon the financial condition, operation, or prospects of the Software Business (including under ownership by Buyer) or the Assets, or any other reference to a material item or circumstance, shall be construed to include any act, omission, event, or circumstances that would entail loss, liability, damage, or expense to Buyer (with respect to the  rights  and  benefits  expected  by  Buyer  to be  obtained  under  this
Agreement) of $5,000 in any single instance, whether under one or more representations, warranties, covenants, or agreements contained herein, or
$25,000 in the aggregate, taken as a whole under all representations, warranties, covenants, and agreements contained herein.

     4.31. Investment Representations.

     a. The Seller is acquiring the IMA Shares issued pursuant to this Agreement for investment and not with a view to the distribution thereof. The Seller acknowledges that the IMA Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act") by reason of a specific exemption from the registration requirements thereof which depends upon, among other things, the bona fide nature of the investment intent of the Seller, as expressed herein. The Seller acknowledges that the IMA Shares must be held indefinitely unless the IMA Shares are subsequently registered under the 1933 Act or an applicable exemption from the registration requirements thereof is available.

     Each certificate representing the IMA Shares and any other securities issued in respect of the IMA Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless permitted by law) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws, rules or regulations):

          THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT EXCEPT PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

     b. The members of the Board of Directors of MIS and the Subsidiary are sophisticated in business and financial matters and capable of evaluating the merits and risks of an investment in the IMA Shares.

     c. Seller has been provided with copies of the following documents: (i) Prospectus, dated July 30, 1997 relating to Buyer's initial public offering of common stock; (ii) Form 10-Q of Buyer for the quarter ended June 30, 1997; (iii) Form 10-Q of Buyer for the quarter ended September 30, 1997; and (iv) the Form 10-K of Buyer for the year ended December 31, 1997 (collectively, the "IMA SEC Documents"), containing certain financial and other information regarding Buyer. The directors of Seller have been provided with opportunities to meet with and ask questions of Buyer's management regarding the Buyer's business, financial condition and prospects.


SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

     5.1. Organization. Buyer is a corporation validly existing and in good standing under the laws of the State of Connecticut with the corporate power and authority to conduct its business and to own and lease its properties and assets. Buyer is duly qualified or licensed to do business and is in good standing as a foreign corporation in each state in which the failure to be so qualified or licensed would have a material adverse effect on its financial condition or operations.

     5.2. Power and Authority. Buyer has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, and Buyer has taken all necessary corporate action to authorize the execution and delivery of this Agreement, the issuance of the IMA Shares and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and, when such other agreements and instruments are executed and delivered, the other agreements and instruments to be executed and delivered by Buyer in connection with the transactions contemplated hereby and thereby shall be, the legal, valid, and binding obligation of Buyer, enforceable in accordance with their terms.

     5.3. No Conflict. Neither the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with
(1) except insofar as Required Government Consents are to be procured prior to Closing, any federal, state, or local law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment, or decree applicable to Buyer (except that, for purposes of compliance with applicable securities laws, Buyer has relied upon the representations and warranties of Seller contained herein), (2) any provision of any charter, bylaw or other governing or organizational instrument of Buyer, or (3) except insofar as Required Contract Consents are to be procured prior to Closing, any mortgage, indenture, license, instrument, trust, contract, agreement, or other commitment or arrangement to which Buyer is a party or by which Buyer is bound except for such violations or conflicts which would not have a material adverse effect on Buyer.

     5.4.  IMA SEC  Documents.  None of the IMA SEC  Documents  (as  defined  in
Section 4.31.c) contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.5. IMA Shares. The IMA Shares to be issued to Seller pursuant to this Agreement have been duly authorized and will be validly issued, fully paid and nonassessable when issued.

     5.6. Broker's or Finder's Fees. Buyer has not authorized any person to act as broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.


SECTION 6. [RESERVED]


SECTION 7. [RESERVED]


SECTION 8. ACCOUNTING MATTERS

     8.1. March 16, 1998 Balance Sheet. Seller has prepared a balance sheet of the Seller, based on regular operating records and procedures, that represents the assets, liabilities and stockholders' equity of Seller as they existed on March 16, 1998. For purposes of this Agreement, such balance sheet shall be referred to as the "March 16, 1998 Balance Sheet." Seller represents and warrants that the March 16, 1998 Balance Sheet was prepared using accounting principles and practices that are consistent with those used in the preparation of the Financial Statements for the years ended December 31, 1995, 1996 and 1997, except as otherwise required to conform to GAAP.


SECTION 9. [RESERVED]


SECTION 10. [RESERVED]


SECTION 11. CLOSING

     11.1. Closing. The closing of the purchase and sale of the Assets and the transfer and assumption of the Assumed Liabilities

(the "Closing") shall take place at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., Goodwin Square, 225 Asylum Street, Hartford, CT 06103, at 9:00 a.m. on March 30, 1998 or (the "Closing Date").

     11.2. Actions at Closing. At Closing, Buyer and Seller shall take the following actions, in addition to such other actions as may otherwise be required under this Agreement:

     a. Wage Taxes. Prior to Closing, Seller shall either (i) submit reasonable proof that it has paid all Wage Taxes or (ii) agree to allow Buyer to have the option to divert from the Purchase Price an amount not in excess of the liabilities for such items set forth on the March 16, 1998 Balance Sheet to satisfy any Wage Tax. If Buyer exercises its option under this Section 11.2.a, Seller shall reasonably cooperate with Buyer. This Section 11.2.a shall not be construed as an assumption by Buyer of any liability for any Wage Tax, nor shall this Section 11.2.a be construed as creating an obligation on Buyer to divert any amount of the Purchase Price.

     b. Copies of Consents. Seller shall deliver to Buyer copies of all Required Contract Consents and all Required Government Consents.

     c. Conveyance Instruments. Seller shall deliver to Buyer such warranty deeds, bills of sale, assignments, and other instruments of conveyance and transfer as Buyer may reasonably request to effect the assignment to Buyer of the Assets.

     d. Entry Into Premises. Seller shall give Buyer complete and unrestricted access to the facilities of the Seller at sites subject to the Leases.

     e. Master Copy of Software Programs. Seller shall deliver to Buyer a master copy of each Software Program (in both source code and object code form).

     f. Payment of Purchase Price. Buyer shall pay cash component of the Purchase Price to Seller in full by wire transfer of immediately available funds to an account or accounts designated by Seller. On the Closing Date, Buyer shall instruct the transfer agent to issue and deliver to Seller the IMA Shares (except for IMA Shares comprising the Holdback Amount), which shares shall be delivered to Seller within five (5) business days after Closing.

     g. Assumption Agreement. Buyer shall deliver to Seller an assumption agreement pursuant to which Buyer assumes and agrees to pay and perform the Assumed Liabilities.

     h. Opinion of Seller's Counsel. Seller shall cause its counsel to deliver to Buyer a legal opinion in the form of Schedule 11.2.h.

     i. Opinion of Buyer's Counsel. Buyer shall cause its counsel to deliver to Seller a legal opinion in the form of Schedule 11.2.i.

     j. Employment Agreements. Kennedy shall have entered into a contract providing for his employment by Buyer in the form attached hereto as Schedule 11.2.j.

     k. Non-Compete Agreement of Seller. Seller shall enter into the non-compete agreement set forth in Schedule 11.2.k.

     l.  Non-Compete  Agreement  of  Kennedy.   Kennedy  shall  enter  into  the
non-compete agreement set forth in Schedule 11.2.l.

     m. Statutory Declaration. Seller shall deliver to Buyer a Statutory Declaration of Seller that Seller is not a "non-resident of Illinois" for the purposes of all applicable income tax legislation;

     n. Secretary's Certificate. Seller shall deliver to Buyer a Secretary's Certificate of Seller in form and substance satisfactory to Buyer, including, without limitation, the following: (a) Certified copies of the Articles of Incorporation; (b) Bylaws; (c) Good Standing Certificates: foreign and domestic;
(d) Certified Resolution of Stockholders and Directors approving the transaction; (e) List of Officers; and (f)Incumbency Certificate.

     11.3. Further Assurances of Seller and Shareholders. At and after the Closing, without further consideration, Seller and Shareholders shall take all such other action and shall procure or execute, acknowledge, and deliver all such further certificates, conveyance instruments, consents, and other documents as Buyer or its counsel may reasonably request (1) to vest in Buyer, and perfect and protect Buyer's right, title, and interest in, and enjoyment of, the Assets and the Software Business, or (2) to ensure more effectively the compliance of Seller with its agreements, covenants, warranties, and representations under this Agreement.

     11.4. Further Assurances of Buyer. At and after the Closing, Buyer shall take all such actions as Seller or its counsel may reasonably request to ensure more effectively the compliance of Buyer with its agreements, covenants, warranties and representations under this Agreement.

SECTION 12. COVENANTS OF SELLER AND BUYER FOLLOWING CLOSING

     12.1. Tax Matters.

     a. Seller's Right and Responsibility for Preclosing Tax Matters. Seller shall have the right and responsibility to direct the handling of all Tax matters affecting or relating to the conduct of the Software Business prior to the Closing Date, including the prosecution of all administrative and judicial remedies, the settlement of all issues, and the execution of agreements, consents, or waivers, extending the statute of limitations, provided that no such action, agreement, or stipulation shall have any effect on the Tax position or liability of Buyer, including as successor to the Software Business, or result in any increase in the Assumed Liabilities.

     b. Buyer's Cooperation. Buyer shall use its reasonable efforts to provide Seller such assistance as it may reasonably request in connection with matters relating to Taxes, including information with respect to Seller's preparation of any returns of Taxes, any audit or other examination by any Taxing authority, any judicial or administrative proceeding relating to Seller's liability for Taxes, or any claims arising hereunder respecting the Software Business. Buyer shall retain and provide Seller with records or information which may be relevant to any such return, audit, examination, proceeding, or determination, and Buyer shall retain all such books and records for so long as necessary in keeping with applicable statutes of limitations.

     12.2. Allocation of Purchase Price. The Purchase Price shall be allocated to the Assets and Assumed Liabilities as set forth in Schedule 12.2, and all Tax returns and reports filed by Seller and Buyer with respect to the transactions contemplated by this Agreement shall be consistent with that allocation.

     12.3. Transfer Taxes. All sales, transfer, and similar Taxes and fees (including all recording fees, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Seller and Seller shall file all necessary documentation with respect to such Taxes.

     12.4. Non-Compete. In consideration of the agreements of Buyer contained in this Agreement, including Buyer's agreement to purchase the Assets, for a period of ten (10) years after the Closing Date, Seller shall not (except as otherwise specifically permitted herein), directly or indirectly, for its own accounts, or as a partner, member, employee, advisor or agent of any partnership or joint venture, or as a trustee, officer, director, shareholder, employee, advisor or agent of any corporation, trust, or other business organization or entity, own, manage, join, participate in, encourage, support, finance, be engaged in, have an interest in, give financial assistance or advice to, permit the respective names to be used in connection with or be concerned in any way in the ownership, management, operation or control of, or be connected in any manner with any business which is or may be engaged in the computer software licensing, computer software development or computer software consulting or systems integration businesses, or any business related to any of the foregoing, anywhere in the world. Seller acknowledges and agrees that the current market for the Software Programs extends throughout the world and it is therefore reasonable to prohibit Seller each from competing with Buyer anywhere in the world.

     12.5. Nonsolicitation of Personnel. In consideration of the agreements of Buyer contained in this Agreement, including Buyer's agreement to purchase the Assets, for a period of ten (10) years after the Closing Date, Seller agrees that it shall not solicit, divert, or recruit, for its own benefit or for the benefit of any other person or entity, any managerial or executive employee of the Seller whom Buyer has hired.

     12.6. Registration Rights. Buyer shall use its commercially reasonable efforts to prepare, file and cause to become effective a registration statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended, relating to the resale of the IMA Shares held by Seller, except for the IMA Shares comprising the Holdback Amount, within ninety (90) days after July 30, 1998, provided however that Buyer's obligation to effect such a registration is expressly conditioned upon (i) the Buyer satisfying the conditions for a Registration Statement on Form S-3 at the time of filing; and (ii) the Seller providing to Buyer all information regarding the Seller which is required to be included in such Registration Statement. Buyer shall only be obligated to effect one such registration and shall only be obligated to keep such Registration Statement effective until the earlier of (x) one hundred eighty (180) days from the date it first becomes effective or (y) or until the date all IMA Shares proposed to be sold by Seller have been sold. Buyer and Seller shall enter into such other agreements in connection with any such registration as are reasonably necessary or appropriate and mutually satisfactory to the parties.

     12.7. Consents. To the extent that a claim can be made successfully that the transactions contemplated hereby will constitute the assignment of any contract, lease, commitment, sales order, purchase order, account, license, permit, membership or undertaking of Seller requiring the consent of another party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. Notwithstanding the foregoing, Buyer agrees that it will use its commercially reasonable efforts to obtain the consent of the other necessary parties to the assignment of all such
contracts,  leases,  commitments,   sales  orders,  purchase  orders,  accounts,
licenses, permits, memberships and undertakings, and Seller agrees to use its commercially reasonable efforts to assist in obtaining any such consent. If any such consent is not obtained, Seller and Buyer will cooperate in any commercially reasonable and lawful arrangement designed to provide Buyer the benefits under any such documents.


SECTION 13. CERTAIN TRANSITION MATTERS

     13.1. Hiring of Employees. Seller shall use its best efforts to enable Buyer to hire, on such terms as Buyer may reasonably establish, such of the employees of the Seller associated with the operation or management of the Software Business as Buyer may specify on or before Closing. The Buyer agrees to offer employment, on such terms as Buyer shall determine in its sole discretion, to each of Seller's employees listed on Schedule 13.1.

     13.2. COBRA. Seller shall be responsible for the collection of premiums and all related costs of benefits offered under the continuation of benefits provisions of the Consolidated Omnibus Budget Reconciliation Act for all employees of the Software Business and their dependents not kept in the continuous employ of Seller following Closing.


SECTION 14. INDEMNITY

     14.1. Indemnification by Seller. Seller shall indemnify, defend, and hold harmless Buyer and its respective successors and assigns and the directors, officers, employees, and agents of each (collectively, the "Buyer Group"), at, and at any time after, the Closing, from and against any and all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties (collectively, a "Loss" or "Losses"), asserted against, resulting to, imposed upon, or incurred by the Buyer Group, directly or indirectly, by reason of, resulting from, or arising in connection with any of the following:

     a. Shortfalls. The Shortfall Amount and the Accounts Receivable Shortfall, if any.

     b. Breach of Obligation. Any breach of any representation, warranty, or agreement of Seller or Shareholders contained in or made pursuant to this Agreement, including the agreements, schedules, exhibits and other instruments contemplated hereby.

     c. Excluded Liabilities. Any liabilities or obligations of any kind or nature whatsoever, whether accrued, absolute, contingent, or otherwise, known or unknown, arising out of or in connection with the conduct of the Software Business or the ownership or use of the Assets prior to the Closing Date, except for the Assumed Liabilities.

     14.2. Indemnification by Buyer. Buyer shall indemnify, defend, and hold harmless Seller and its successors and assigns and the directors, officers, employees, and agents of each (collectively, the "Seller Group"), at, and at any time after, the Closing, from and against any and all Losses asserted against, resulting to, imposed upon, or incurred by the Seller Group, directly or indirectly, by reason of, resulting from, or arising in connection with any of the following:

     a. Breach of Obligation. Any breach of any representation, warranty, or agreement of Buyer contained in or made pursuant to this Agreement, including the agreements, schedules, exhibits and other instruments contemplated hereby.

     b. Assumed Liabilities. Any claims, debt, liability or obligation which constitutes an Assumed Liability.

     14.3. Notice of Claim. The party entitled to indemnification hereunder (the "Claimant") shall promptly deliver to the party liable for such indemnification hereunder (the "Obligor") notice in writing (the "Required Notice") of any claim for recovery under Section 14.1 or 14.2, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom (the "Claim"). The Claimant shall provide to the Obligor as promptly as practicable thereafter information and documentation reasonably requested by the Obligor to support and verify the claim asserted, provided that, in so doing, it may restrict or condition any disclosure in the interest of preserving privileges of importance in any foreseeable litigation.

     14.4. Defense. If the facts pertaining to the Loss arise out of the claim of any third party (other than a member of the Buyer Group or Seller Group, the Obligor may assume the defense or the prosecution thereof, including the employment of counsel or accountants, at its cost and expense. The Claimant shall have the right to employ counsel separate from counsel employed by the Obligor in any such action and to participate therein, but the fees and expenses of such counsel employed by the Claimant shall be at its expense. The Claimant shall have the right to determine and adopt (or, in the case of a proposal by Obligor, to approve) a settlement of such matter in its reasonable discretion, except that Claimant need not consent to any settlement that (1) imposes any nonmonetary obligation or (2) Obligor does not agree to pay in full. The Obligor shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld. Whether or not the Obligor chooses to so defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosection thereof and shall furnish such records, information, and testimony, and attend such conferences, discovery proceedings, hearings, trials, and appeals, as may be reasonably requested in connection therewith.

     14.5. Survival. The representations, warranties, covenants and agreements of the parties to this Agreement and its schedules, or documents delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated hereunder will survive the Closing Date and, notwithstanding the closing of the purchase and sale provided for in this Agreement, will continue in full force and effect, provided that, the representations, warranties, covenants and agreements of the parties in this Agreement, except for the covenants set forth in Sections 11.3, 11.4, 12, 15 and 17 hereof, which shall survive for the periods set forth therein, and the covenants set forth in Section 14, which shall survive with respect to any Losses arising from the breach of the covenants set forth in Section 11.3, 11.4, 12, 15 and 17 for the periods set forth therein, shall expire on the first anniversary of the Closing Date and no claim for indemnification resulting from the breach of any such representation, warranty, covenant or agreement shall be brought after the first anniversary of the Closing Date, provided, however, that claims for indemnification under Sections 11.3, 11.4, 12, 15 and 17 hereof may be made for the periods set forth therein, and under Section 14 with respect to a breach of the covenants set forth in Sections 11.3, 11.4, 12, 15 and 17 for the periods set forth therein.

     14.6. Setoff Against Holdback Amount. Subject to Section 14.7 the Buyer shall have the right to recoup all or any part of (i) any Losses which are indemnified pursuant to Section 14.1; (ii) the Shortfall Amount, if any, pursuant to Section 3.4.a; and (iii) the Accounts Receivable Shortfall pursuant to Section 3.4.b by notifying the Seller that the Buyer is reducing the Holdback Amount through the cancellation of certificates evidencing the Holdback Amount, with an aggregate value equal to the amount of Losses, the Shortfall Amount or the Accounts Receivable Shortfall, as the case may be, based on a value of $11.7625 per share. Cancellation of IMA Shares comprising the Holdback Amount shall constitute Buyer's sole and exclusive remedy with respect to the obligations of Seller for Losses, the Shortfall Amount or the Accounts Receivable Shortfall under Sections 14.1, 3.4.a and 3.4.b hereof, respectively, provided that, Buyer's remedies for the breach of the Seller's covenants set forth in Sections 11.3, 12, 15 and 17 and Section 14 but only with respect to the breach of the Seller's covenants set forth in Section 11.3, 12, 15 and 17 hereof shall not be limited to the Holdback Amount.

     If within fifteen (15) calendar days after delivery by the Buyer to the Seller of the notice referred to in this Section, the Buyer has not received from the Seller a written objection to any or all of the claims for indemnification, subject to Section 14.7 hereof, the Buyer shall be entitled to cancel the number of IMA Shares comprising the Holdback Amount which is equal to the amount of Losses specified in such claim for indemnification in accordance with the first sentence of this Section. If within such fifteen (15) day period, the Buyer received from the Seller a written objection to the claim for indemnification, then the Buyer and the Seller will negotiate, in good faith for a period of fifteen (15) calendar days as to whether the claims in question is valid. If no such agreement is reached, the matter will be submitted to arbitration pursuant to Section 17.8 hereof. Within five (5) days after receipt by Buyer of a certified copy of an arbitration award with respect to the dispute, the Buyer shall be entitled to cancel IMA Shares comprising the Holdback Amount with a value (determined in accordance with the first sentence of this Section) equal to the amount of any arbitration award in favor of Buyer.

     14.7. Basket and Cap. a. Seller shall not be responsible for any Losses under Section 14.1, any Shortfall Amount or any Accounts Receivable Shortfall unless the aggregate amount of (i) Losses under Section 14.1, (ii) any Shortfall Amount and (iii) any Accounts Receivable Shortfall (collectively, the "Total Losses") exceeds One Hundred Thousand Dollars ($100,000) in the aggregate (the "Seller Basket"). In the event that the Severance Expense incurred by Buyer is less than $85,000, the difference between the actual expense and $85,000 will be treated as an increase to the amount of the Seller Basket six months after Closing. Seller shall be responsible for all Total Losses in excess of the Seller Basket; provided, that Seller's and Shareholders' liability for Total Losses shall not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate (the "Seller Cap"). Seller's liability for breach of the covenants contained in Sections 11.3, 12, 15 and 17 hereof shall not be subject to the Seller Basket or the Seller Cap.

     b. Buyer shall not be responsible for any Losses under Section 14.2 unless the aggregate amount of Losses under Section 14.2 exceeds $100,000 in the aggregate (the "Buyer Basket"). Buyer shall be liable for all such Losses in excess of the Buyer Basket, provided, that Buyer's liability for Losses shall not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate (the "Buyer Cap").

     14.8. Exclusive Remedy. The provisions of this Section 14 shall constitute the exclusive remedy of the parties with respect to any claims for Losses resulting from or arising out of the provisions of this Agreement which may be asserted after the Closing; provided that, the foregoing shall not preclude any claim for injunctive or other non-monetary equitable relief or any claim based on fraud or intentional misrepresentation.

     14.9. Distribution to Seller After the First Anniversary of Closing. As promptly as practicable following the first anniversary of the Closing Date, and in any event not more than five (5) days after the first anniversary of the Closing Date, the excess, if any, of the Holdback Amount over the aggregate of all Losses, Shortfall Amount and Accounts Receivable Shortfall payable to Buyer pursuant to this Article 14 shall be delivered to Seller. Notwithstanding the foregoing, if any claim for indemnification has been submitted to arbitration but not finally resolved, then a portion of the Holdback Amount equal to the amount of any and all such unresolved claims shall be held by Buyer until such claims have been resolved.


SECTION 15. CONFIDENTIALITY

     15.1. Confidentiality Obligation of Seller and Shareholders Following Closing. Following the occurrence of Closing, Seller and Shareholders shall, and shall use its and their respective best efforts to cause Seller's and Shareholders' personnel and agents to, hold in strict confidence, not disclose to any person without the prior written consent of Buyer, and not use in any manner whatsoever, any confidential business or technical information remaining in its or their possession concerning the Software Business or the Assets. Such confidential information specifically includes all source code, system and user documentation, and other Technical Documentation pertaining to the Software Programs, including any proposed design and specifications for future products and products in development, marketing plans, and all other technical and business information concerning the Software Business. Promptly following
Closing, Seller and Shareholders shall surrender to Buyer or destroy all materials remaining in their possession containing any such confidential information, including all copies, extracts, adaptations, and transcriptions thereof.

     15.2. Permitted Disclosures. Notwithstanding Section 15.1, the Seller and Shareholders may disclose confidential information (1) where necessary to any regulatory authorities or governmental agencies pursuant to legal process or (2) if required by court order or decree.

     15.3. Scope of Confidential Information. For purposes of this Agreement, information shall not be deemed confidential (1) if such information is available in full from public sources; (2) if such information is received from a third party not under an obligation to keep such information confidential; or
(3) if the recipient can conclusively demonstrate that such information was independently developed by the recipient.

SECTION 16. [RESERVED]


SECTION 17. MISCELLANEOUS

     17.1. Entire Agreement. This Agreement (including the Schedules hereto), and the other certificates, agreements, and other instruments to be executed and delivered by the parties in connection with the transactions contemplated hereby, constitute the sole understanding of the parties with respect to the subject matter hereof. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

     17.2. Parties Bound by Agreement; Successors and Assigns. The terms, conditions, and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Without the prior written consent of Seller and Shareholders, Buyer may assign its rights, duties, or obligations hereunder or any part thereof to any other person or entity, which shall thereupon become Buyer, provided that at the time of such assignment Buyer unconditionally and irrevocably guarantees the payment and performance of any duties or obligations so assigned.

     17.3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     17.4. Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     17.5. Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

     17.6. Expenses. Seller, Shareholders and Buyer shall each pay all of its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants, and counsel.

     17.7. Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or overnight courier:

         if to Seller and Shareholders to:

         Marketing Information Systems, Inc
         1940 Oak Avenue, Suite 4000
         Evanston, IL  60201
         Attention: John B. Kennedy

         with a copy to:

         D'Ancona & Pflaum
         30 North LaSalle Street, Suite 2900
         Chicago, IL 60602
         Attention: Suzanne Saxman, Esq.

         if to Buyer to:

         Information Management Associates, Inc.
         One Corporate Drive
         Shelton, CT 06484
         Attention: Michael P. McGroarty, Esq.

         with a copy to:

         LeBoeuf, Lamb, Greene & MacRae
         Goodwin Square
         225 Asylum Street
         Hartford, CT 06103
         Attention: Thomas L. Fairfield, Esq.

or at such other address for a party as shall be specified by like notice. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail.

     17.8. Arbitration. In the event of any dispute, claim or controversy concerning, arising out of or relating to this Agreement, its effect, the breach thereof, or the transactions contemplated by it, including issues of arbitrability, the same shall be settled by arbitration in accordance with the Federal Arbitration Act (Title 9 of the U.S. Code) and the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules"). The arbitration shall be before one neutral arbitrator to be selected in accordance with the AAA Rules and whose decision shall be rendered in writing. The results of the arbitration shall be final and binding upon the parties, with costs paid by the party who does not prevail in the arbitration as determined by the arbitrator, and judgment on the award may be entered in any court having jurisdiction thereof. In rendering the award, the arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Illinois. The arbitration shall be held in Chicago, Illinois, or at such other place as may be selected by mutual agreement of the parties. The arbitrator shall have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Neither party nor the arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties, unless required to do so by order of a governmental authority, or as required by either party's auditors in connection with the preparation of audited financial statements, or as required by the disclosure requirements of any U.S. or foreign securities law, regulation or stock exchange rule, or if a petition to enforce arbitration is necessary to be filed with a court of competent jurisdiction.

     17.9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois without giving effect to the principles of conflicts of law thereof.

     17.10. Public Announcements. Seller and Buyer shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby. Neither Seller nor Buyer shall issue any such press release or make any public statement without the agreement of the other party, except as such party's counsel advises in writing may be required by law.

     17.11. Third-Party Beneficiaries. With the exception of (1) the parties to this Agreement, (2) the Buyer Group and (3) the Seller Group, with respect to the matters inuring to their benefit under Section 14, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

     17.12. "Including". Words of inclusion shall not be construed as terms of limitation herein, so that references to "included" matters shall be regarded as nonexclusive, noncharacterizing illustrations.

     17.13. References. Whenever reference is made in this Agreement to any Article, Section, or Schedule, such reference shall be deemed to apply to the specified Article or Section of this Agreement or the specified Schedule to this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf on the date indicated.


                                     INFORMATION MANAGEMENT ASSOCIATES,
                                     INC.



                                     By:  /s/ Gary R. Martino
                                          _________________________
                                          Gary R. Martino
                                          Chairman


                                     MARKETING INFORMATION SYSTEMS, INC.



                                     By:  /s/ John B. Kennedy
                                          _________________________
                                          John B. Kennedy
                                          President



                                     MSM SYSTEMS EUROPE B.V.



                                     By:  /s/ John B. Kennedy
                                          _________________________
                                          John B. Kennedy
                                          President


                           [Asset Purchase Agreement]

                                     SHAREHOLDERS:


                                     /s/ John B. Kennedy
                                     ______________________________
                                     John B. Kennedy



                                     EDISON VENTURES FUND II, L.P.



                                     By:  /s/ John H. Martinson
                                          ______________________________
                                          John H. Martinson
                                          GP Edison Partners II, L.P.


                                     EDISON VENTURES FUND II-PA, L.P.



                                     By:  /s/ John H. Martinson
                                          ____________________________
                                          John H. Martinson
                                          GP Edison Venture Fund II, L.P.


                           [Asset Purchase Agreement]

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